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                                                                    EXHIBIT 99.4

                          NOTICE OF WAIVER ACCEPTANCE

                           BRADLEY REAL ESTATE, INC.

                 Dividend Reinvestment and Stock Purchase Plan

DATE:

TO:

FIRM:

VIA FAX #

COPY TO:  BankBoston, N.A., Agent
          c/o Boston EquiServe Limited Partnership
          Via Fax #

     We are pleased to inform you that your waiver for participation in the Bradley Real Estate, Inc. Dividend Reinvestment and Stock Purchase Program has been granted for the __________ investment period in the amount of _____________. Please be advised that for this pricing period the discount rate is _____ and the threshold price is ___________. The ten days of this pricing period are __________________.

     All monies must be wired to BankBoston, N.A. by 4 p.m. Central Time on ___________ (the "Optional Cash Payment Due Date"). Please find the wiring instructions below:

     Send funds to:     BankBoston, N.A.
                        100 Federal Street
                        Boston, MA  02110
                        ABA No: 011000390

     For Credit to:


     Please be advised that any uninvested monies will be returned after the
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conclusion of the pricing period.
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     Thank you for your participation.  Please call me at (847) 562-4115 with any questions.

                                    Sincerely,


                                    Marianne Dunn
                                    Senior Vice President - Investor Relations